Exhibit 21

List of the Company's Subsidiaries

International DisplayWorks, Inc.
International DisplayWorks (HK) Ltd.
MULCD Microelectronics (Shenzhen) Co. Ltd.
IDW Technology (Shenzhen) Co. Ltd.
IDW (S) Pte.
Morrow LLC
Westbeach Canada ULC
Westbeach Snowboard (UK) Limited
Westbeach Snowboard GmbH